Exhibit 99.3

SWS GROUP, INC.

Deferred Compensation Plan

Master Plan Document

Effective January 1, 2005

Amended and Restated August 14, 2008

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17.17	Deduction Limitation on Benefit Payments	32
17.18	Insurance	33
17.19	Obligations to the Company	33

SWS GROUP, INC.

DEFERRED COMPENSATION PLAN

Effective January 1, 2005

Amended and Restated August 16, 2006

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of SWS Group, Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

This Plan is intended to comply with all applicable law, including Code Section 409A and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention. This Plan was adopted effective January 1, 2005 and has been amended and restated as of August 16, 2006 to reflect certain changes necessitated by Treasury Regulations promulgated pursuant to Code Section 409A. Consistent with the foregoing, and in order to transition the Plan to the requirements of Code Section 409A and related Treasury guidance and Regulations, the Committee has made available, or will make available, to Participants certain transition relief described more fully in Appendix A of this Plan, as permitted by Code Section 409A and related Treasury guidance and Regulations.

ARTICLE 1

Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1                             “Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the Company Contribution Account balance, and (iii) the Company Matching Account balance. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2                             “Affiliate” shall mean any (a) corporation other than the Company (i.e., either a subsidiary corporation or an affiliate or associated corporation of the Company), which together with the Company is a member of a “controlled group of corporations” within the meaning of Section 414(b) of the Code, (b) organization that is under “common control” with the Company determined under Section 414(c) of the Code, or (c) organization which together with the Company is a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.

1.3                             “Annual Deferral Amount” shall mean that portion of a Participant’s Base Salary, Bonus and Commissions that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year. In the event of a Participant’s Retirement, Disability, death or Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount with held prior to such event.

1.4                             “Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: (i) for the first annual installment, the Participant’s vested Account Balance shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion, and (ii) for remaining annual installments, the Participant’s vested Account Balance shall be calculated on or around the first business day of each Plan Year following the Plan Year in which the Participant’s Benefit Distribution Date occurs. Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a ten (10) year Annual Installment Method for the Retirement Benefit, the first payment shall be 1/10 of the vested Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested Account Balance, calculated as described in this definition.

1.5                              “Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, Bonuses, Commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.6                              “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 10, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7                              “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.8                              “Benefit Distribution Date” shall mean the date that triggers distribution of a Participant’s vested Account Balance. A Participant’s Benefit Distribution Date shall be determined upon the occurrence of any one of the following:

(a)                                 If the Participant Retires, his or her Benefit Distribution Date shall be:

(i)                                     the last day of the six-month period immediately following the date on which the Participant Retires if the Participant is a Key Employee; and

(ii)                                  the date on which the Participant Retires for all other Participants;

(iii)                               provided, however, in the event the Participant changes his or her Retirement Benefit election in accordance with Section 6.2(b), his or her Benefit Distribution Date shall be postponed in accordance with such Section 6.2(b); or

(b)                                 If the Participant experiences a Termination of Employment, his or her Benefit Distribution Date shall be:

(i)                                     the last day of the six-month period immediately following the date on which the Participant experiences a Termination of Employment if the Participant is a Key Employee; and

(ii)                                  the date on which the Participant experiences a Termination of Employment for all other Participants; or

(c)                                  The date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death, if the Participant dies prior to the complete distribution of his or her vested Account Balance; or

(d)                                 The date on which the Participant becomes Disabled; or

(e)                                  The date on which the Company experiences a Change in Control, as determined by the Committee in its sole discretion, if (i) the Participant has elected to receive a Change in Control Benefit, as set forth in Section 5.1 below, and (ii) if a Change in Control occurs prior to the Participant’s Termination of Employment, Retirement, death or Disability.

1.9                               “Board” shall mean the board of directors of the Company.

1.10                       “Bonus” shall mean any compensation, in addition to Base Salary and Commissions, earned by ‘a Participant for services rendered during a Plan Year, under any bonus plan, program or arrangement that is sponsored by an Employer, excluding any bonus earned by a Participant that also has an outstanding promissory note and any advance payments of bonuses.

1.11                      “Cause” shall mean (1) conviction of a crime requiring intent or moral turpitude; (2) misappropriating or embezzling funds of an Employer; (3) actively and intentionally pursuing interests of a competitor to the detriment of the financial interests of the Employer; (4) willful failure or refusal to perform reasonable duties assigned to him by the Employer; (5) gross negligence or willful misconduct in connection with the performance by Participant of his duties and services as an employee of the Employer, (6) forfeiture or suspension of any license or certificate necessary for the performance of his duties, (7) involvement in impermissible employment discrimination as determined by the Employer or (8) misapplication of any funds of any employee benefit plan of the Company that are in the possession or control of Participant.

1.12                      “Change in Control” shall mean any “change in control event” as defined in accordance with Code Section 409A and related Treasury guidance and Regulations.

1.13                      “Change in Control Benefit” shall have the meaning set forth in Article 5.

1.14                      “Claimant” shall have the meaning set forth in Section 15.1.

1.15                      “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.16                       “Commissions” shall mean any commissions earned by a Participant from any Employer for services rendered during a Plan Year and paid to an Employee under the Company’s Commission payment schedule, as identified on the Employer payroll system.

1.17                             “Committee” shall mean the committee described in Article 13.

1.18                      “Company” shall mean SWS Group, Inc., a Delaware corporation, and any successors thereto.

1.19                       “Company Contribution Account” shall mean (i) the sum of the Participant’s Company Contribution Amounts, plus (ii) amounts credited or debited to the Participant’s Company Contribution Account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account.

1.20                       “Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.21                      “Company Matching Account” shall mean (i) the sum of all of a Participant’s Company Matching Amounts, plus (ii) amounts credited or debited to the Participant’s Company Matching Account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Matching Account.

1.22                       “Company Matching Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.6.

1.23                       “Death Benefit” shall mean the benefit set forth in Article 9.

1.24                       “Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited or debited to the Participant’s Deferral Account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.25                       “Disability” or “Disabled” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Participant’s Employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements in the preceding sentence.

1.26                      “Disability Benefit” shall mean the benefit set forth in Article 8.

1.27                       “Election Form” shall mean the form, which may be in electronic format, established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.28                      “Employee” shall mean a person who is an employee of any Employer.

1.29                      “Employer(s)” shall mean the Company and/or any of its Affiliates (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.30                       “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.31                       “Key Employee” shall mean any Participant who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of an Employer whose stock is publicly traded on an established securities market or otherwise, as determined by the Committee based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). All Participants who are determined to be key employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Key Employees for purposes of the Plan during the 12-month period that begins on the first day of the 4th month following the close of such identification period.

1.32                      “Participant” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who submits an executed Plan Agreement, Election Form and Beneficiary Designation Form, that are accepted by the Committee, and (iii) whose Plan Agreement has not terminated.

1.33                      “Plan” shall mean the SWS Group, Inc. Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.34                       “Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.35                       “Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.36                       “Retirement”, “Retire(s)” or “Retired” shall mean the separation from service with all Employers, as determined in accordance with Code Section 409A and related Treasury guidance or Regulations, for any reason other than death or Disability on or after the earlier of the attainment of (a) age sixty-five (65) or (b) age fifty-five (55) with ten (10) Years of Service.

1.37                       “Retirement Benefit” shall mean the benefit set forth in Article 6.

1.38                       “Scheduled Distribution” shall mean the distribution set forth in Section 4.1.

1.39                       “Stock” shall mean the common stock of the Company, par value $0.10 per share, which the Company is currently authorized to issue or may in the future be authorized to issue.

1.40                       “Terminate the Plan”, “Termination of the Plan” shall mean the earlier of (A) the date the Plan automatically terminates under Section 12.1, or (B) a determination by an Employer’s board of directors that (i) all of its Participants shall no longer be eligible to participate in the Plan, (ii) no new deferral elections for such Participants shall be permitted, and (iii) such Participants shall no longer be eligible to receive Company contributions under this Plan.

1.41                       “Termination Benefit” shall mean the benefit set forth in Article 7.

1.42                       “Termination of Employment” shall mean the separation from service, as determined in accordance with Code Section 409A and related Treasury guidance or Regulations, with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability or death.

1.43                       “Trust” shall mean one or more trusts established by the Company in accordance with Article 16.

1.44                       “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant or his or her Beneficiary resulting from (i) an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Code Section 152(a)), (ii) a loss of the Participant’s or Beneficiary’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or the Participant’s Beneficiary, all as determined in the sole discretion of the Committee.

1.45                       “Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. The Committee shall make a determination as to whether any partial year of employment shall be counted as a Year of Service.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1                               Selection by Committee. Participation in the Plan shall be limited to a select group of management or highly compensated Employees, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, those individuals who may actually participate in this Plan.

2.2                                      Enrollment and Eligibility Requirements; Commencement of Participation.

(a)                                 As a condition to participation, each selected Employee who is eligible to participate in the Plan effective as of the first day of a Plan Year shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, prior to the first day of such Plan Year, or such other earlier deadline as may be established by the Committee in its sole discretion. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b)                                 An Employee who first becomes eligible to participate in this Plan after the first day of a Plan Year must complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form within thirty (30) days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Committee, in its sole discretion, in order to participate for that Plan Year. In such event, such person’s participation in this Plan shall not commence earlier than the date determined by the Committee pursuant to Section 2.2(c) and such person shall not be permitted to defer under this Plan any portion of his or her Base Salary, Bonus and/or Commissions that are paid with respect to services performed prior to his or her participation commencement date, except to the extent permissible under Code Section 409A and related Treasury guidance or Regulations.

(c)                                  Each Employee who is eligible to participate in the Plan shall commence participation in the Plan on the date that the Committee determines, in its sole discretion, that the Employee has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period. Notwithstanding the foregoing, the Committee shall process such Participant’s deferral election as soon as administratively practicable after such deferral election is submitted to and accepted by the Committee.

(d)                                 If an Employee fails to meet all requirements contained in this Section 2.2 within the period required, that Employee shall not be eligible to participate in the Plan during such Plan Year.

ARTICLE 3

Deferral Commitments/Company Contribution Amounts/

Company Matching Amounts/ Vesting /Crediting/Taxes

3.1                              Minimum Deferrals.

(a)                                 Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus and/or Commissions in the following minimum amounts for each deferral elected:

Deferrral	Minimum Amount
Base Salary, Bonus and/or Commissions	$5,000 aggregate

If the Committee determines, in its sole discretion, prior to the beginning of a Plan Year that a Participant has made an election for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero. If the Committee determines, in its sole discretion, at any time after the beginning of a Plan Year that a Participant has deferred less than the stated minimum amounts for that Plan Year, any amount credited to the Participant’s Account Balance as the Annual Deferral Amount for that Plan Year shall be distributed to the Participant not later than the last day of the Plan Year for which the insufficient deferral was made or at such later date as may be permitted by the rules adopted by the Internal Revenue Service.

(b)                                Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum Annual Deferral Amount shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2                                       Maximum Deferrals.

(a)                                 Annual Deferral Amount. For each Plan Year, a Participant may elect to defer (in one percent (1%) increments), as his or her Annual Deferral Amount, Base Salary, Bonus and/or Commissions up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	50%
Bonus	50%
Commissions	50%

For the Plan Year commencing January 1, 2005, a Participant may also defer up to 100% of the portion of his or her Bonus that is not yet earned by the Participant as of the effective date of the Plan, which is attributable to the Company’s fiscal year ending June 24, 2005.

(b)                                 Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance, except to the extent permissible under Code Section 409A and related Treasury guidance or Regulations. For compensation that is earned based upon a specified performance period, the Participant’s deferral election will apply to the portion of such compensation that is equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.

3.3                                           Election to Defer; Effect of Election Form.

(a)                                First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

(b)                                General Timing Rule for Deferral Elections in Subsequent Plan Years. For each succeeding Plan Year, a Participant may elect to defer Base Salary, Bonus and Commissions, and make such other elections as the Committee deems necessary or desirable under the Plan, by timely delivering a new Election Form to the Committee, in accordance with its rules and procedures, no later than (i) the December 31st preceding the Plan Year in which such compensation is earned, or (ii) such other deadline established by the Committee in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations. For compensation which is earned over one or more consecutive fiscal years of an Employer that is not payable during the service period, the Committee may determine that a Participant may defer such compensation by making an election before the last day of the fiscal year preceding the first fiscal year in which the services are performed. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

Any deferral election(s) made in accordance with this Section 3.3(b) shall be irrevocable; provided, however, that if the Committee requires Participants to make a deferral election for “performance-based compensation” by the deadline(s) described above, it may, in its sole discretion, and in accordance with Code Section 409A and related Treasury guidance or Regulations, permit a Participant to subsequently change his or her deferral election for such compensation by submitting an Election Form to the Committee no later than the deadline established by the Committee pursuant to Section 3.3(c) below.

(c)                                  Performance-Based Compensation. Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that an irrevocable deferral election pertaining to “performance-based compensation” based on services performed over a period of at least twelve (12) months, may be made by timely delivering an Election Form to the Committee, in accordance with its rules and procedures, no later than six (6) months before the end of the performance service period. “Performance-based compensation” shall be compensation, the payment or amount of which is contingent on pre-established organizational or individual performance criteria, which satisfies the requirements of Code Section 409A and related Treasury guidance or Regulations. In order to be eligible to make a deferral election for performance-based compensation, a Participant must perform services continuously from a date no later than the date upon which the performance criteria for such compensation are established through the date upon which the Participant makes a deferral election for such compensation. In no event shall an election to defer performance-based compensation be permitted after such compensation has become both substantially certain to be paid and readily ascertainable.

(d)                                 Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, the Committee may, in its sole discretion, determine that an irrevocable deferral election for such compensation may be made by timely delivering an Election Form to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse.

3.4                               Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus and/or Commissions portion of the Annual Deferral Amount shall be withheld at the time the Bonus or Commissions are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to a Participant’s Deferral Account at the time such amounts would otherwise have been paid to the Participant.

3.5                               Company Contribution Amount.

(a)                                 For each Plan Year, an Employer may be required to credit amounts to a Participant’s Company Contribution Account in accordance with employment or other agreements entered into between the Participant and the Employer. Such amounts shall be credited on the date or dates prescribed by such agreements.

(b)                                 For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan, which amount shall be for that Participant the Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this Section 3.5(b), if any, shall be credited on a date or dates to be determined by the Committee, in its sole discretion.

3.6                              Company Matching Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Matching Account under this Plan, which amount shall be for that Participant the Company Matching Amount for that Plan Year. If an Employer determines that it shall provide a Company Matching Amount to a Participant for a Plan Year, the Employer shall announce to the Participant the amount it will credit, or the method for determining such amount, prior to the beginning of the Plan Year to which the Company Matching Amount relates. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Matching Amount for that Plan Year. The Company Matching Amount, if any, shall be credited on a date or dates to be determined by the Committee, in its sole discretion. A Participant’s Company Matching Amounts shall automatically be allocated to the SWS Group, Inc. Stock Unit Fund as provided under Section 3.9(c).

3.7                               Crediting of Amounts after Benefit Distribution. Notwithstanding any provision in this Plan to the contrary, if the distribution of a Participant’s vested Account Balance occurs prior to the date on which any portion of (i) the Annual Deferral Amount that a Participant has elected to defer in accordance with Section 3.3, (ii) the Company Contribution Amount, or (iii) the Company Matching Amount, would otherwise be credited to the Participant’s Account Balance, such amounts shall not be credited to the Participant’s Account Balance, but shall be paid to the Participant in a manner determined by the Committee, in its sole discretion, except that if the Participant is involuntarily terminated for Cause, any unpaid Company Contributions and Company Matching Contributions shall be deemed forfeited by the Participant.

3.8                                    Vesting.

(a)                                    A Participant shall at all times be 100% vested in his or her Deferral Account.

(b)                                 A Participant shall be vested in his or her Company Contribution Account in accordance with the vesting schedule(s) set forth in his or her Plan Agreement, employment agreement or any other agreement entered into between the Participant and his or her Employer. If not addressed in such agreements, a Participant shall vest in each Company Contribution Amount, plus amounts credited and debited on such amount, on each anniversary of the date on which such Company Contribution Amount was credited to the Company Contribution Account, in accordance with the following schedule; provided, however, that the

Participant must be in the service of an Employer as an Employee on each such anniversary to receive vesting credit:

Time Elapsed Following Crediting of Company Contribution Amount	Vested Percentage
Less than 1 year	0%
1 year or more, but less than 2	25%
2 years or more, but less than 3	50%
3 years or more, but less than 4	75%
4 years or more	100%

A new vesting schedule shall apply to each Company Contribution Amount credited to the Participant’s Company Contribution Account.

(c)                                  A Participant shall be vested in his or her Company Matching Account in accordance with the vesting schedule(s) set forth in his or her Plan Agreement, employment agreement or any other agreement entered into between the Participant and his or her Employer. If not addressed in such agreements, a Participant shall vest in each Company Matching Amount, plus amounts credited and debited on such amount, on January 1st following the end of each Plan Year in which such Company Matching Amount was credited to the Company Matching Account, in accordance with the following schedule; provided, however, that the Participant must be in the service of an Employer as an Employee on each such anniversary to receive vesting credit:

January 1st of the Plan Year Following Crediting of Company Matching Amount (Company Match vest date)	Vested Percentage
Prior to first Company Match vest date	0%
First Company Match vest date or more but prior to second Company Match vest date	25%
Second Company Match vest date or more but prior to third Company Match vest date	50%
Third Company Match vest date or more but prior to fourth Company Match vest date	75%
Fourth Company Match vest date or more	100%

A new vesting schedule shall apply to each Company Matching Amount credited to the Participant’s Company Matching Account.

(d)                                Notwithstanding anything to the contrary contained in this Section 3.8, upon a Participant’s Retirement, death while employed by an Employer, or Disability, a Participant’s Company Contribution Account and Company Matching Account shall immediately become 100% vested (if not already vested in accordance with the above vesting schedules).

3.9                               Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)                                Measurement Funds. Subject to the restrictions found in Section 3.9(c) below, the Participant may elect one or more of the measurement funds selected by the Committee, in its sole discretion, which are based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance. The Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Committee gives Participants advance written notice of such change.

(b)                               Election of Measurement Funds. Subject to the restrictions found in Section 3.9(c) below, a Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.9(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into a Measurement Fund determined by the Committee, in its sole discretion. Subject to the restrictions found in Section 3.9(c) below, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(c)                                 SWS Group, Inc. Stock Unit Fund.

(i)                                    A Participant’s Company Matching Account will be automatically and irrevocably allocated to the SWS Group, Inc. Stock Unit Fund

Measurement Fund. Participants may not select any other Measurement Fund to be used to determine the amounts to be credited or debited to their Company Matching Account. Additionally, a Participant may elect to irrevocably allocate any portion of his or her future Annual Deferral Amounts (but not previous Annual Deferral Amounts) to the SWS Group, Inc. Stock Unit Fund. Amounts allocated to the SWS Group, Inc. Stock Unit Fund cannot be reallocated to any other Measurement Fund and shall only be distributable in actual shares of Stock.

(ii)                                 Shares under the SWS Group, Inc. Stock Unit Fund credited or debited to a Participant’s Company Matching Account and, as applicable, a Participant’s Deferral Account may be made available from Stock held by the Company in its treasury, Stock purchased on the open market or Stock that is newly issued. Subject to adjustment as provided in Section 3.9(c)(iv), the maximum number of shares of Stock that may be allocated under the Plan is 250,000 shares.

(iii)                              Any stock dividends, cash dividends or other non-cash dividends that would have been payable on the Stock credited to a Participant’s Account Balance shall be credited to the Participant’s Account Balance in the form of additional shares of Stock and shall automatically and irrevocably be deemed to be re-invested in the SWS Group, Inc. Stock Unit Fund until such amounts are distributed to the Participant. The number of shares credited to the Participant for a particular stock dividend shall be equal to (a) the number of shares of Stock credited to the Participant’s Account Balance as of the payment date for such dividend in respect of each share of Stock, multiplied by (b) the number of additional or fractional shares of Stock actually paid as a dividend in respect of each share of Stock. The number of shares credited to the Participant for a particular cash dividend or other non-cash dividend shall be equal to (a) the number of shares of Stock credited to the Participant’s Account Balance as of the payment date for such dividend in respect of each share of Stock, multiplied by (b) the fair market value of the dividend, divided by (c) the “fair market value” of the Stock on the payment date for such dividend.

(iv)                             The number of shares of Stock credited to the Participant’s Account Balance may be adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of Participants’ rights with respect to the portion of his or her Account Balance allocated to the SWS Group, Inc. Stock Unit Fund in the event of any reorganization, reclassification, stock split, or other unusual corporate transaction or event which affects the value of the Stock, provided that any such adjustment shall be made taking into account any crediting of shares of Stock to the Participant under Section 3.9.

(v)                                 For purposes of this Section 3.9(c), the fair market value of the Stock shall be the mean of the highest and lowest prices per share on the New York Stock Exchange Consolidated Tape, or such reporting service as the Committee may select, on the appropriate date, or in the absence of reported sales on such day, the most recent previous day for which sales were reported.

(vi)                             Notwithstanding anything to the contrary contained in this Section 3.9, the Committee may, in its sole discretion, disallow or delay any transfer which is made during a period in which the Participant is prohibited (by Company policy or otherwise) from acquiring the Company’s equity securities.

(b)                                 Proportionate Allocation. In making any election described in Section 3.9(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.

(c)                                  Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant. Such Measurement Fund performance shall be credited or debited to a Participant’s Deferral Account, Company Matching Account or Company Contribution Account, as applicable.

(d)                                 No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.10                             FICA and Other Taxes.

(a)                                 Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary, Bonus and/or Commissions that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.10.

(b)                                 Company Matching Account and Company Contribution Account. When a Participant becomes vested in a portion of his or her Company Matching Account and/or Company Contribution Account, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary, Bonus and/or Commissions that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such portion of his or her Company Matching Account and/or Company Contribution Account. If necessary, the Committee may reduce the vested portion of the Participant’s Company Matching Account or Company Contribution Account, as applicable, in order to comply with this Section 3.10.

(c)                                  Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

ARTICLE 4

Scheduled Distribution; Unforeseeable Emergencies

4.1                              Scheduled Distribution. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a Scheduled Distribution, in the form of a lump sum payment, from the Plan with respect to all or a portion of the Annual Deferral Amount. The Scheduled Distribution shall be a lump sum payment in an amount that is equal to the portion of the Annual Deferral Amount the Participant elected to have distributed as a Scheduled Distribution, plus amounts credited or debited in the manner provided in Section 3.9 above on that amount, calculated as of the close of business on or around the date on which the Scheduled Distribution becomes payable, as determined by the Committee in its sole discretion. Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a sixty (60) day period commencing immediately after the first day of any Plan Year designated by the Participant (the “Scheduled Distribution Date”). The Plan Year designated by the Participant must be at least four (4) Plan Years after the end of the Plan Year to which the Participant’s deferral election described in Section 3.3 relates, unless otherwise provided on an Election Form approved by the Committee in its sole discretion prior to the commencement of the Plan Year to which the election applies. By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts that are earned in the Plan Year commencing January 1, the earliest Scheduled Distribution Date that may be designated by a Participant would be January 1, and the Scheduled Distribution would become payable during the sixty (60) day period commencing immediately after such Scheduled Distribution Date.

4.2                               Postponing Scheduled Distributions. A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out during a sixty (60) day period commencing immediately after an allowable alternative distribution date designated by the Participant in accordance with this Section 4.2. In order to make this election, the Participant must submit a new Scheduled Distribution Election Form to the Committee in accordance with the following criteria:

(a)                                Such Scheduled Distribution Election Form must be submitted to and accepted by the Committee in its sole discretion at least twelve (12) months prior to the Participant’s previously designated Scheduled Distribution Date;

(b)                                The new Scheduled Distribution date selected by the Participant must be the first day of a Plan Year, and must be at least five (5) years after the previously designated Scheduled Distribution Date; and

(c)                               The election of the new Scheduled Distribution date shall have no effect until at least twelve (12) months after the date on which the election is made.

(d)                                A Participant may make any number of postponements of a Scheduled Distribution provided that each such postponements shall comply with the above restrictions and any rules and procedures established by the Committee.

4.3                               Other Benefits Take Precedence Over Scheduled Distributions. Should a Benefit Distribution Date occur that triggers a benefit under Articles 5, 6, 7, 8 or 9, any Annual Deferral Amount that is subject to a Scheduled Distribution election under Section 4.1 shall not be paid in accordance with Section 4.1, but shall be paid in accordance with the other applicable Article. Notwithstanding the foregoing, the Committee shall interpret this Section 4.3 in a manner that is consistent with Code Section 409A and related Treasury guidance and Regulations.

4.4                               Unforeseeable Emergencies.

(a)                                 If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan, subject to the provisions set forth below.

(b)                                 The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Committee in its sole discretion, or (ii) the amount necessary to satisfy the

Unforeseeable Emergency, plus amounts reasonably necessary to pay Federal, state or local income taxes or penalties reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Financial Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan.

(c)                                  If the Committee, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval, and the Participant’s deferrals under the Plan shall be terminated as of the date of such approval.

(d)                                 In addition, a Participant’s deferral elections under this Plan shall be terminated to the extent the Committee determines, in its sole discretion, that termination of such Participant’s deferral elections is required pursuant to Treas. Reg. §1.401(k)-1(d)(3) for the Participant to obtain a hardship distribution from an Employer’s 401(k) Plan. If the Committee determines, in its sole discretion, that a termination of the Participant’s deferrals is required in accordance with the preceding sentence, the Participant’s deferrals shall be terminated as soon as administratively practicable following the date on which such determination is made.

(e)                                  Notwithstanding the foregoing, the Committee shall interpret all provisions relating to a payout and/or termination of deferrals under this Section 4.4 in a manner that is consistent with Code Section 409A and related Treasury guidance and Regulations.

ARTICLE 5

Change in Control Benefit

5.1                               Change in Control Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall irrevocably elect on an Election Form whether to (i) receive a Change in Control Benefit following the occurrence of a Change in Control, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion, or (ii) to have his or her Account Balance remain in the Plan upon the occurrence of a Change in Control and to have his or her Account Balance remain subject to the terms and conditions of the Plan. If a Participant does not make any election with respect to the payment of the Change in Control Benefit, then such Participant’s Account Balance shall remain in the Plan upon a Change in Control and shall be subject to the terms and conditions of the Plan.

5.2                              Payment of Change in Control Benefit. The Change in Control Benefit, if any, shall be paid to the Participant in a lump sum no later than sixty (60) days after the Participant’s Benefit Distribution Date. Notwithstanding the foregoing, the Committee shall interpret all provisions in this Plan relating to a Change in Control Benefit in a manner that is consistent with Code Section 409A and related Treasury guidance and Regulations.

ARTICLE 6

Retirement Benefit

6.1                               Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion.

6.2                              Payment of Retirement Benefit.

(a)                                 A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of up to ten (10) years. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such Participant shall be deemed to have elected to receive the Retirement Benefit in a lump sum.

(b)                                 A Participant may change the form of payment of the Retirement Benefit one time by submitting an Election Form to the Committee in accordance with the following criteria:

(i)                                     The election to modify the Retirement Benefit shall have no effect until at least twelve (12) months after the date on which the election is made; and

(ii)                                  The first Retirement Benefit payment shall be delayed at least five (5) years from the Participant’s originally scheduled Benefit Distribution Date described in Section 1.8(a).

For purposes of applying the requirements above, the right to receive the Retirement Benefit in installment payments shall be treated as the entitlement to a single payment. The Committee shall interpret all provisions relating to changing the Retirement Benefit election under this Section 6.2 in a manner that is consistent with Code Section 409A and related Treasury guidance or Regulations.

The Election Form most recently accepted by the Committee that has become effective shall govern the payout of the Retirement Benefit.

Notwithstanding the foregoing, if the Participant’s vested Account Balance at the time of his or her Retirement is less than $25,000, the Participant’s entire vested Account Balance shall be paid to the Participant in a lump sum.

(c)                                  The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the Participant’s Benefit Distribution Date. Remaining installments, if any, shall be paid no later than sixty (60) days after the first day of each Plan Year following the Plan Year in which the Participant’s Benefit Distribution Date occurs.

ARTICLE 7

Termination Benefit

7.1                               Termination Benefit.   A Participant who experiences a Termination of Employment shall receive, as a Termination Benefit, his or her vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion.

7.2                               Payment of Termination Benefit.   The Termination Benefit shall be paid to the Participant in a lump sum payment no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 8

Disability Benefit

8.1                               Disability Benefit.   Upon a Participant’s Disability, the Participant shall receive a Disability Benefit, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as selected by the Committee in its sole discretion.

8.2                               Payment of Disability Benefit.   The Disability Benefit shall be paid to the Participant in a lump sum payment no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 9

Death Benefit

9.1                               Death Benefit.   The Participant’s Beneficiary(ies) shall receive a Death Benefit upon the Participant’s death which will be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as selected by the Committee in its sole discretion.

9.2                               Payment of Death Benefit.   The Death Benefit shall be paid to the Participant’s Beneficiary(ies) in a lump sum payment no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 10

Beneficiary Designation

10.1                        Beneficiary.   Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

10.2                        Beneficiary Designations Change; Spousal Consent.   A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death. Notwithstanding the foregoing, if a Participant is divorced and the Participant’s former spouse is the Beneficiary named by the Participant, the former spouse shall be deemed to have predeceased the Participant and such designation of the former spouse shall be void and the Participant’s benefits remaining under the Plan, with the exception of any portion of the Participant’s benefits under the Plan awarded to the Participant’s former spouse pursuant to a valid court order in connection with a division of property pursuant to divorce, shall be paid pursuant to Section 10.4 of this Plan as if the Participant had not designated a Beneficiary.

10.3                        Acknowledgment.   No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

10.4                        No Beneficiary Designation.   If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2 and 10.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

10.5                        Doubt as to Beneficiary.   If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

10.6                        Discharge of Obligations.   The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 11

Leave of Absence

11.1                        Paid Leave of Absence.   If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a separation from service, as determined by the Committee in accordance with Code Section 409A and related Treasury guidance and Regulations, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 4, 5, 6, 7, 8 or 9 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

11.2                        Unpaid Leave of Absence.   If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a separation from service, as determined by the Committee in accordance with Code Section 409A and related Treasury guidance and Regulations, such Participant shall continue to be eligible for the benefits provided in Articles 4, 5, 6, 7, 8 or 9 in accordance with the provisions of those Articles. However, the Participant shall be excused from fulfilling his or her Annual Deferral Amount commitment that would otherwise have been withheld during the remainder of the Plan Year in which the unpaid leave of absence is taken. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, and remains eligible to participate in the Plan, the Participant may resume contributions hereunder according to the terms of the Plan.

11.3                        Leaves Resulting in Separation from Service.   In the event that a Participant’s leave of absence from his or her Employer constitutes a separation from service, as determined by the Committee in accordance with Code Section 409A and related Treasury guidance and Regulations, the Participant’s vested Account Balance shall be distributed to the Participant in accordance with Article 6 or 7 of this Plan, as applicable.

ARTICLE 12

Termination of Plan, Amendment or Modification

12.1                        Termination of Plan.   The Plan shall be effective as of the later of the date that this Plan is approved by the Board or the Shareholders. Unless sooner terminated by action of the Board, the Plan will terminate on December 31, 2014. Although each Employer anticipates that the Plan will continue until the date prescribed above, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time prior to such date. Accordingly, each Employer reserves the right to Terminate the

Plan (as defined in Section 1.40). Following a Termination of the Plan, Participant Account Balances shall remain in the Plan until the Participant becomes eligible for the benefits provided in Articles 4, 5, 6, 7, 8 or 9 in accordance with the provisions of those Articles, unless the Company determines that all Accounts shall be distributed as provided below. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination. Notwithstanding the foregoing, to the extent permissible under Code Section 409A and related Treasury guidance or Regulations, during the thirty (30) days preceding or within twelve (12) months following a Change in Control an Employer shall be permitted to (i) terminate the Plan by action of its board of directors, and (ii) distribute the vested Account Balances to Participants in a lump sum no later than twelve (12) months after the Change in Control, provided that all other substantially similar arrangements sponsored by such Employer are also terminated and all balances in such arrangements are distributed within twelve (12) months of the termination of such arrangements.

12.2                        Amendment.   Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer. Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made. Furthermore, notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any Participant under Code Section 409A, and related Treasury guidance or Regulations, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Code Section 409A, and related Treasury guidance or Regulations.

12.3                        Plan Agreement.   Despite the provisions of Sections 12.1 and 12.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

12.4                        Effect of Payment.   The full payment of the Participant’s vested Account Balance under Articles 4, 5, 6, 7, 8, or 9 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant’s Plan Agreement shall terminate.

ARTICLE 13

Administration

13.1                        Committee Duties.   Except as otherwise provided in this Article 13, this Plan shall be administered by a Committee, which shall consist of the Board, the Executive

Committee, or such other committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

13.2                        Administration upon Change in Control.   For purposes of this Plan, the Committee shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Within one hundred and twenty (120) days following a Change in Control, an independent third party “Administrator” may be selected by the individual who, immediately prior to the Change in Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”), and approved by the Trustee. The Committee, as constituted prior to the Change in Control, shall continue to be the Administrator until the earlier of (i) the date on which such independent third party is selected and approved, or (ii) the expiration of the one hundred and twenty (120) day period following the Change in Control. If an independent third party is not selected within one hundred and twenty (120) days of such Change in Control, the Committee, as described in Section 13.1 above, shall be the Administrator. The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to, benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

13.3                        Agents.   In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

13.4                        Binding Effect of Decisions.   The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.5                        lndemnity of Committee.   All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

13.6                        Employer Information.   To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 14

Other Benefits and Agreements

14.1                        Coordination with Other Benefits.   The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 15

Claims Procedures

15.1                        Presentation of Claim.   Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

15.2                        Notification of Decision.   The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days (forty five (45) days in the case of a claim for disability benefits) after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim (or in the case of a claim for disability benefits, an extension is necessary for reasons beyond the control of the Plan), written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day (or forty five (45) day) period. In no event shall such extension exceed a period of ninety (90) days (thirty (30) days in the case of a claim for disability benefits which may be further extended for an additional thirty (30) days if the additional extension is due to reasons beyond the control of the Plan) from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a)                                 that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)                                 that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)                                     the specific reason(s) for the denial of the claim, or any part of it;

(ii)                                  specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)                               a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)                              if the claim is a claim for disability benefits, an internal rule, guideline, protocol or other similar criterion which was relied on in connection with the review of the claim and that such internal rule, guideline, protocol or similar criterion may be obtained by the Claimant at the Claimant’s request free of charge;

(v)                                 if the claim is a claim for disability benefits, and the denial is based on medical necessity or other similar exclusion or limit, Claimant’s right to receive free of charge an explanation of how that exclusion or limit and any related clinical judgments apply to the Claimant’s medical circumstances;

(vi)                              an explanation of the claim review procedure set forth in Section 15.3 below; and

(vii)                           a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

15.3                        Review of a Denied Claim.   On or before sixty (60) days (180 days in the case of a claim for disability benefits) after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(a)                                 may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)                                 may submit written comments or other documents; and/or

(c)                                  may request a hearing, which the Committee, in its sole discretion, may grant.

15.4                        Decision on Review.   The Committee shall render its decision on review promptly, and no later than sixty (60) days (forty five (45) days in the case of a claim for disability benefits) after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day (or forty five (45) day) period. In no event shall such extension exceed a period of sixty (60) days (forty five (45) days in the case of a disability claim) from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. In the case of a claim for disability benefits, the review on appeal must be made by a different decision-maker from the Committee and the decision-maker cannot give procedural deference to the original decision. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)                                 specific reasons for the decision;

(b)                                 specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)                                  a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits;

(d)                                 if the claim is a claim for disability benefits, an internal rule, guideline, protocol or other similar criterion which was relied on in connection with the review of the claim and that such internal rule, guideline, protocol or similar criterion may be obtained by the Claimant at the Claimant’s request free of charge;

(e)                                  if the claim is a claim for disability benefits, and the denial is based on medical necessity or other similar exclusion or limit, Claimant’s right to receive free of charge an explanation of how that exclusion or limit and any related clinical judgments apply to the Claimant’s medical circumstances; and

(f)                                   a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

15.5                        Legal Action.   A Claimant’s compliance with the foregoing provisions of this Article 15 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 16

Trust

16.1                        Establishment of the Trust.   In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan (the “Trust”).

16.2                        Interrelationship of the Plan and the Trust.   The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

16.3                        Distributions from the Trust.   Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 17

Miscellaneous

17.1                        Status of Plan.   The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(l). The Plan shall be administered and interpreted (i) in a manner consistent with that intent, and (ii) in accordance with Code Section 409A and related Treasury guidance and Regulations.

17.2                        Unsecured General Creditor.   Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

17.3                        Employer’s Liability.   An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

17.4                        Nonassignability.   Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

17.5                        Not a Contract of Employment.   The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

17.6                        Furnishing Information.   A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

17.7                        Terms.   Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17.8                        Captions.   The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

17.9                        Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Texas without regard to its conflicts of laws principles.

17.10                 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

SWS Group, Inc.

Attn: Director of Human Resources

1201 Elm Street, Suite 3500

Dallas, Texas 75270

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

17.11                 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

17.12                 Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession. Notwithstanding the foregoing, if a spouse is awarded all or a portion of the Participant’s benefit under the Plan pursuant to a division of property in connection with a divorce, such spouse’s share of Participant’s benefit shall be her separate property and shall be transferable by the Participant’s former spouse by will or pursuant to the laws of descent and distribution. In order to be effective, notice of such division of the Participant’s benefit under the Plan pursuant to a division of property in connection with divorce must be provided in the form and manner prescribed by the Committee. Any such benefit to which a Participant’s former spouse may be entitled shall be payable to the former spouse under this Plan only at the time payment of the Participant’s benefit commences under the Plan, unless otherwise required in accordance with Section 17.15 below.

17.13                 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

17.14                 Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

17.15                 Court Order. The Committee is authorized to comply with any court order in any action in which the Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan. Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with Code Section 409A and other applicable tax law. In addition, if necessary to comply with a qualified domestic relations order, as defined in Section 206(d) of ERISA, pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee, in its sole discretion, shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse.

17.16                 Distribution in the Event of Income Inclusion under 409A. If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, the Participant may petition the Committee or Administrator, as applicable, for a distribution of that portion of his or her Account Balance that is required to be included in his or her income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, which amount shall not exceed the Participant’s unpaid vested Account Balance under the Plan. If the petition is granted, such distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Plan.

17.17                 Deduction Limitation on Benefit Payments. If an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Plan is deductible, the Employer may delay payment of any amount that would otherwise be distributed from this Plan. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.9 above. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

17.18                 Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

17.19                 Obligations to the Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owed to any Employer, then such Employer may offset such amounts owing it against the amount of benefits otherwise distributable.

IN WITNESS WHEREOF, the Company has amended and restated this Plan document as of August 14, 2008.

SWS GROUP, INC.,
a Delaware corporation

By:	/s/ Allen R. Tubb
Allen R. Tubb
General Counsel and Secretary

APPENDIX A

LIMITED. TRANSITION RELIEF MADE AVAILABLE IN ACCORDANCE WITH CODE SECTION 409A AND RELATED TREASURY GUIDANCE AND REGULATIONS

Unless otherwise provided below, the capitalized terms below shall have the same meaning as provided in the Plan.

Opportunity to Make New Distribution Elections. Notwithstanding the required deadline for the submission of an initial distribution election described in Articles 4 and 6, the Committee may, as permitted by Code Section 409A and related Treasury guidance or Regulations, provide a limited period in which Participants may make new distribution elections by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than December 31, 2008. Any distribution election made in accordance with the requirements established by the Committee, pursuant to this section, shall not be treated as a change in the form or timing of a Participant’s benefit payment for purposes Code Section 409A or the Plan.

The Committee shall interpret all provisions relating to an election submitted in accordance with this section in a manner that is consistent with Code Section 409A and related Treasury guidance or Regulations. If any distribution election submitted in accordance with this section either (i) relates to payments that a Participant would otherwise receive in 2008, or (ii) would cause payments to be made in 2008, such election shall not be effective.